Exhibit 99.1

Progress Energy Carolinas

Summary of Settlement Agreement with North Carolina Public Staff

Docket E-2, Sub 1023

Background

•                  On October 12, 2012, Progress Energy Carolinas (PEC) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 11% increase in retail revenues, or approximately $359 million

•                  The filing requested a net $359 million increase in rates, which is net of a $28 million reduction in the Demand-Side Management/Energy Efficiency clause

•                  The filing was based upon 11.25% return on equity (ROE) and a 55.4% equity component of the capital structure

•                  On February 25, 2013, PEC reached agreement with the North Carolina Public Staff, who represents consumers (see details below)

Major Components of Settlement

•                  Based upon ROE of 10.2% and a 53% equity component of the capital structure

•                  Average rate increase of 5.7% for all customer classes by year two

•                  PEC will make a one-time $20 million contribution to help low-income customers in North Carolina pay their energy bills

•                  The Company will be allowed to reduce its cost of removal liability by $20 million

•                  Settlement includes support for the Company’s proposed nuclear levelization accounting and for a new coal inventory rider allowing the company to recover a return on coal inventory levels above those included in base rates

•                  All issues were not settled with the Public Staff.  Key matters left open for NCUC decision are:

•                  PEC’s change to a single coincident peak cost allocation factor

•                  The industrial economic recovery rider proposed by PEC

•                  Resolution of the Richmond CC deferral request (currently pending in another docket)

•                  Settlement subject to the review and approval by the NCUC

•                  Hearing is scheduled to commence March 18, 2013

Estimated Rate Increase Impacts to Customer Bills

($ in millions)	Year One	Year Two
Base rates	$211	$211
Decrease in DSM/EE Rider	(28)	(28)
Deferral of Sutton CWIP Cash recovery (no earnings impact through in service date)	(31)	—
Cumulative Net Increase to customers ($)	$151	$183
Cumulative Net Increase to customers (%)	4.7%	5.7%
One time donation expense	$20	—
One time reduction of regulatory liability	$(20)	—

Reconciliation of Request

($ in millions)	Year One	Year Two
Original request	$359	$359
Supplemental filing update	5	5
Reduced ROE and capital structure	(91)	(91)
Lower decommissioning expense, depreciation and amortizations (no earnings impact)	(62)	(62)
Deferral of Sutton CWIP Cash recovery (no earnings impact through in service date)	(31)	—
Other	(29)	(29)
Per Settlement Agreement	$151	$183